FINANCING AND SECURITY AGREEMENT
THIS FINANCING AND SECURITY AGREEMENT (this "Agreement") is made and entered as of September 23, 2014 (the "Effective Date") by and between Fresh Healthy Vending International, Inc., a Nevada corporation ("Borrower"), and Coronado Development LLC ("Lender").  Borrower and Lender may be referred to herein individually as a "Party" or collectively as the "Parties."
RECITALS
A.            Borrower desires to sell and issue to Lender, and Lender desires to purchase from Borrower at the Closing (as defined below), notes which  in the aggregate amount to One Million Five Hundred Thousand Dollars ($1,500,000) (the  "Full financing Amount") and each of which shall be in the amount of not less than the amount of $150,000 (each a "Note" and collectively the "Notes") , on the terms and subject to the conditions to such issuance set forth in these Agreement and the Notes.
B.            Borrower and Lender intend that Lender shall use the proceeds of funds obtained from Lender principally to acquire and put into service or sell micro-markets throughout San Diego County and elsewhere in Southern California and elsewhere as deemed appropriate by Borrower in exercise of its discretion (the "Lender-Financed Micro-Markets").
B.            This Agreement and the other Financing Documents (as defined in Section 5.2.1 below) set forth the understanding of the parties with respect to the Financing and the other matters contemplated hereby.
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, promises, and agreements contained herein, and intending to be legally bound, the Parties hereby agree as follows:
AGREEMENT
1.            Financing Amount.  The amount of the Financing shall be One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Financing Amount"), paid in   tranches as follows:
a.	First Tranche. $150,000 on the Closing to be used to acquire and put into service 25 micro-markets ("First Tranche").
b.	Subsequent Tranches. All funding tranches following the First Tranche ("Subsequent Tranches" and together with First Tranche, the "Tranches") shall be in the amount of $150,000, shall be due and funded by Lender within seven business days after Borrower delivers to Lender a notice (the "Notice Date") that from the date of preceding tranche, Borrower has acquired, installed or placed for commercial use at least 20 micro-markets and that as of the Notice Date those micro-markets were being operated by or on behalf of the Borrower (Borrower may continue to provide such notices to the Lender following the placement of each of the Subsequent Tranches until the aggregate principal amount of Notes purchased by Lender from Borrower pursuant to this Agreement equals the Full Financing Amount).

c.	Notes. The Notes issued for the Tranches shall be substantially in the form attached hereto as Exhibit A. Lender shall wire transfer funds to Borrower for each of the Tranches in accordance with Sections 5 and 16, subject to the satisfaction of all conditions to Lender's obligations to fund such amount contained in the Financing Documents.
2.            Due Date; Obligation.
2.1.            Due Date.  The Obligations (as defined below) relating to the Full Financing Amount and the Notes issued in respect thereof shall be due and payable in full 24 months from Borrower's  receipt of funding for each particular tranche ("Due Date"). Borrower at its discretion may extend the due date for additional 12 months from the date of the Note by providing Lender with a notice no later than 45 days before the Due Date with the extended due date becoming new due date (the "Extended Due Date"). If Borrower chooses to extend the due date then the interest payable commencing from original Due Date and ending on the Extended Due Date shall be 12% per annum. The Extended Due Date period shall be governed by the same terms and conditions contained in this Agreement and any of the Notes as unchanged, in force and fully applicable.
2.2.            Obligations.  "Obligations" means the actual amount of indebtedness incurred by Borrower pursuant to this Agreement and all obligations and liabilities of every nature of Borrower now or hereafter existing under or arising out of or in connection with any Financing Documents entered into by the Parties or their applicable affiliates, and all related documents, together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn, payments for early termination, fees, penalties, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Borrower now or hereafter existing under the Financing Documents, including, without limitation, interest, fees and other amounts that, but for the filing of a petition in bankruptcy with respect to Borrower, would accrue on such obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding.
3.            Use of Proceeds.  Borrower agrees and covenants that the proceeds received by Borrower from Lender up to the Full Financing Amount shall be used for the Borrower's micro-market operations including, but not limited to, micro-markets' acquisition, development, support, maintenance, sales, advertisement and any other related expenses (collectively the "Micro-Market Operations").

4.            Payments.
4.1.            Application of Payments.  All payments made by Borrower to Lender under or pursuant to this Agreement and the other Financing Documents shall be applied as follows: (a) first, to any late charges, costs, expenses, charges fees payable under this Agreement and the other Financing Documents, (b) then, to accrued interest on the Notes then outstanding, (c) next, to repayment of the principal amount reflected in the Notes then outstanding, and (d) finally, to any other Obligations hereunder and under the other Financing Documents.
4.2.            Interest. Notwithstanding anything of the foregoing, Borrower shall pay interest on the outstanding principal amount of the Notes at a rate of ten percent (10%) per annum. Borrower shall pay accrued interest on the Notes in cash within three business days from the end of calendar quarter however no interest payment shall be due during the first 90 days after the Closing Date. Repayment of the Obligations shall be made when and as they become due under this Agreement and the Notes, and shall otherwise be made by Borrower on the Due Date or Extended Due Date, or any other date mutually agreed on by Borrower and Lender.
4.3.            Conversion of Principal by Lender. On or prior to the Due Date or Extended Due Date, Lender may at his  discretion, by providing a written notice (the "Conversion Notice") to Lender, may convert outstanding principal under any of the Notes issued pursuant to this Agreement into the shares of the common stock of Borrower in full or in part at a conversion price that is 85% of the average closing prices for 15 trading days prior to the Conversion Notice date, but in any event at a conversion price which shall be not less than $1.28 per share.
4.4.            Conversion of Principal by Borrower. On the Due Date or Extended Due Date, Borrower at its discretion can elect to have or cause to be converted up to one-half of outstanding principal of any of the Notes issued pursuant to this Agreement,  into shares of common stock of Borrower at a conversion price that is 85% of average closing prices per share for 15 trading days prior to the Due Date or Extended Due Date, whichever may be applicable.
5.            Closing.
5.1.            Closing Date.  Lender shall use its commercially reasonable efforts to complete the Closing and deliver the First Tranche to the account specified below in Section 18 within five (5) business days following the satisfaction of the Closing Conditions set forth below in Section 5.2 (the date of closing of the Financing, the "Closing Date").
5.2.            Closing Conditions.  Prior to or as of the Closing, the following conditions shall have been satisfied or waived by Lender in its sole discretion ("Closing Conditions"):
5.2.1            Delivery of All Executed Documentation.  Borrower shall have delivered executed copies of this Agreement and originals of each Secured Promissory Note ("Financing Documents") to Lender.

5.2.2            Extension of Outstanding Notes.   Lender has previously purchased from the Borrower that certain Senior Secured Promissory Notes in the amount of $167,000 on or around February 25, 2014 (the "February Senior Notes"). At the Closing Lender agrees to extend maturity date of his or its February Senior Note to March 15, 2016.
6.            Security Agreement.  Payment of the Obligations shall be secured by those liens, security interests and protections for Lender set forth in this Section, which shall constitute a security agreement between Borrower and Lender, for the express benefit of Lender and their successors and assigns:
6.1.            Grant of Security Interest.  Borrower hereby grants to Lender a security interest in and to all of the right, title and interest of Borrower in all Lender-Financed Micro-Markets, wherever located unless sold to a person or an entity not affiliated with the Borrower (the "Collateral").
6.2.            Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including, without limitation, the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code), of all Obligations of Borrower, including any future amounts loaned to Borrower by Lender hereunder or under any future or prior agreements, documents or instruments.
6.3.            Borrower to Remain Liable.  Anything contained herein to the contrary notwithstanding, (a) Borrower shall remain liable under any contract and agreement included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement and any other Financing Documents had not been executed, (b) the exercise by Lender of any of its rights hereunder shall not release Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment transferred or assigned hereunder.
6.4.            Indemnity and Expenses.  Borrower agrees to indemnify Lender and his principals, partners, employees and affiliates (collectively, the "Lender Indemnified Parties"), against any and all claims, losses, costs, expenses and liabilities in any way relating to, growing out of or resulting from the Financing Documents and the transactions contemplated hereby or associated herewith (including, without limitation, those incurred in or resulting from the enforcement of this Agreement), except to the extent such claims, losses, costs, expenses or liabilities result from Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction in a judgment not subject to appeal.  Borrower agrees to pay to Lender and each applicable Lender Indemnified Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Lender or such Lender Indemnified Party may incur in connection with (i) the administration of the Financing Documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Lender hereunder or under any other Financing Document, or (iv) the failure by Borrower to timely and fully perform or observe any of the provisions hereof.  The obligations of Borrower in this Section 6.4 shall survive the termination of this Agreement and the discharge of Borrower's other obligations under the Financing Documents.

6.5.            Continuing Security Interest.  This Agreement shall create a continuing security interest in the Collateral and shall (i) secure all future advances or loans made by Lender to Borrower, (ii) remain in full force and effect until the payment in full of the Obligations, including any additional advances or loans made to Borrower by Lender, and (iii) be enforceable by and inure, together with the rights and remedies of Lender hereunder, to the benefit of Lender and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), Lender (and its assignees and transferees in turn) may assign or otherwise transfer any of its rights arising under the Financing Documents to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to Lender (or any applicable assignees and transferees thereof) whether arising herein or otherwise.
6.6.            Maintenance of Collateral.  Borrower shall not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral, and shall otherwise protect and preserve the Collateral, and pay promptly when due all payments, property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, services, materials and supplies) against or with respect to, the Collateral.
7.            Borrower's Representations and Warranties.  Borrower hereby represents, warrants and covenants, as applicable, to Lender (a) as of the date hereof and (b) as of any subsequent extension of the Due Date or the time of funding any advance or loan of any funds pursuant to any of the Financing Documents, as follows:
7.1.            Borrower is duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.
7.2.            Borrower has operated, and is operating, in compliance with all material laws, rules and regulations applicable to Borrower's business, and currently possesses all material permits, licenses and approvals necessary to conduct Borrower's business as currently conducted and as proposed to be conducted in the future.
7.3.            Borrower has the power and authority to perform the transactions and its obligations as contemplated under the Financing Documents.
7.4.            The execution, delivery and performance by Borrower of its obligations under the Financing Documents, and consummation by Borrower of the transactions contemplated thereby:
7.4.1.            have been duly authorized and executed by all necessary authorizations, approvals and consents of Borrower, its officers and directors, its shareholders, and any applicable third parties or governmental agencies or authorities;

7.4.2.            does not and will not contravene or cause Borrower to be in default under (I) Borrower's organizational or governing documents, (II) any material contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting Borrower or Borrower's business or property, or (III) any law, rule, regulation, order, writ, judgment, award, injunction, or decree applicable to, binding on or affecting Borrower or Borrower's property;
7.4.3.            does not and will not result in or require the creation of any adverse claim upon or with respect to any of the property of Borrower (other than those in favor of Lender as contemplated hereunder); and
7.4.4.            are valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and subject to general principles of equity.
8.            Lender Representations and Warranties.  Lender hereby represents and warrants to and agrees with the Debtor that:
8.1            Lender has the legal capacity and power to enter into this Agreement. If Lender is an entity, it is organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

8.2            Lender has the requisite power and authority to enter into and perform this Agreement and to advance the required funds and accept the Note.  The execution, delivery and performance of this Agreement by Lender, and the consummation by Lender of the transactions contemplated hereby, have been duly authorized by all necessary action, and no further consent or authorization of such Lender is required.  This Agreement has been duly authorized, executed and delivered by Lender and constitutes, or shall constitute, when executed and delivered, a valid and binding obligation of Lender, enforceable against Lender in accordance with the terms hereof.

8.3            Lender acknowledges that Borrower may seek to borrow less than the Financing Amount and may terminate this offering of Notes at any time. Lender further acknowledges that Borrower reserves the right to accept in whole or in part or reject any subscription for Notes hereunder.

8.4            Other than the representations and warranties contained herein, the Lender has not received and is not relying on any representation, warranties or assurances as to the Borrower, its business or its prospects from any other person or entity.
9.            Obligation of Borrower when Breach Discovered.  Upon discovery by Borrower of any inaccuracy in or breach of any of any Borrower's representations, warranties or covenants under the Financing Documents, Borrower shall give prompt written notice to Lender of such inaccuracy or breach including reasonable detail describing such breach or inaccuracy, the anticipated effect thereof on Borrower or its business, whether or not Borrower believes such breach or inaccuracy can be cured and if so, the proposed nature and deadline for such cure.  Notwithstanding the foregoing, the delivery of such notice and any purported potential cure thereof shall not be deemed to create any cure right or require any forbearance by Lender unless otherwise agreed by Lender or expressly provided herein.

10.            Default.  Any one or more of the following events, regardless of whether such occurrence is voluntary or involuntary or comes about or becomes effected by operation of law or otherwise, shall be considered a "Default" by Borrower under the terms of this Agreement (subject to the Cure Period as provided in Section 12):
10.1.            Repayment Failure.  Borrower fails timely and fully to pay all Obligations on or before the Due Date thereof or when such other Obligations otherwise become due, and such failure to pay is not cured within seven (7) days after written notice thereof from Lender.
10.2.            Material Breach.  Borrower materially breaches or defaults with respect to any covenant, agreement, provision or condition of this Agreement or any other Financing Document.  For avoidance of doubt, the Parties acknowledge and agree that any Default by Borrower under any Financing Documents shall constitute a default by Borrower under all of the Financing Documents, entitling Lender immediately to exercise the remedies provided under Section 11.
10.3.            Bankruptcy or Insolvency.  A receiver, conservator, liquidator or trustee of Borrower or any of its subsidiaries is appointed by order of decree of any court or agency or supervisory authority having jurisdiction; or any order for relief is entered against Borrower or any if its subsidiaries under the U.S. Bankruptcy Code; or Borrower or any of its subsidiaries files for bankruptcy protection under the U.S. Bankruptcy Code or any involuntary bankruptcy in which it or any of its subsidiaries is a named debtor is filed; or Borrower or any of its subsidiaries is adjudicated bankrupt or insolvent; or any property of Borrower is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed by or against Borrower or any of its subsidiaries under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect and such petition remains unstayed for more than ninety (90) days
11.            Default Consequences and Remedies.  Upon the occurrence of one or more Default by Borrower, and at all times thereafter, and following the expiration of any applicable Cure Period (as defined below):
11.1.            Default Interest.  A default interest rate of fourteen  percent (14%) per annum, or if less, the maximum rate then permissible under applicable law, calculated on the basis of a three hundred sixty (360) day year, shall accrue against any unpaid Obligations.
11.2.            Acceleration.  The full Obligations, including all fees, accrued interest, costs, expenses and charges, shall become immediately due and payable without notice or demand and the Due Date for any then outstanding Obligations shall be deemed the date of the Default triggering such acceleration (except to the extent the default is a Non-Payment Default that is timely cured to Lender's reasonable satisfaction as provided in Section 12 below).

11.3.            Remedies.  Lender shall have the right to pursue any and all available legal and equitable remedies for the collection of the Obligations and all fees, interest and penalties due and payable, including but not limited to the following:
11.3.1.                          Lender may, at its option, exercise any or all of the remedies available to it under the UCC or any uniform commercial codes or equivalent laws or statutes of any applicable jurisdiction.
11.3.2.                          Lender may take any other action or remedy available to Lender under applicable law or in equity, or pursuant to the terms of this Agreement, the other Financing Documents, or otherwise.
Following the exercise of any of the foregoing remedies, after payment in full and satisfaction of all Obligations, any amounts received by Lender in excess of the Obligations shall be delivered to Borrower or to the order directed by Borrower.
12.            Cure Period.  Prior to Lender exercising any of its rights and remedies pursuant to Section 11, except in the case of a Default arising from the failure to pay any Obligations when due (such failure being, a "Payment Default" and any other Default being, a "Non-Payment Default"), Borrower shall have a reasonable opportunity to cure any such Non-Payment Default for a period of thirty (30) days after the date of such Non-Payment Default, or such longer period as may be agreed to by Lender in its reasonable discretion (the "Cure Period"), prior to Lender having the right to exercise any remedies hereunder; provided, that Borrower shall promptly advise Lender of all material facts regarding any such Non-Payment Default and the specific actions Borrower proposes to take to cure any such Non-Payment Default.  Whether any such Non-Payment Default is timely and appropriately cured will be determined by Lender in its good faith, reasonable discretion.  Borrower shall not be entitled to any Cure Period for any Payment Default, except  as provided in Section 10.1 and to the extent Lender otherwise agrees in its sole and absolute discretion.
13.            PRESENTMENT.  BORROWER AND ALL PERSONS NOW OR HEREAFTER LIABLE FOR THE PAYMENT OF ANY OBLIGATIONS, INCLUDING INTEREST, COSTS, CHARGES, EXPENSES, FEES OR ANY OTHER AMOUNTS DUE ON THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS, OR ANY PART THEREOF, HEREBY (I) EXPRESSLY WAIVE PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR, PROTEST AND NOTICE OF PROTEST, AND (II) AGREE THAT THE TIME FOR THE PAYMENT OR PAYMENTS OF ANY PART OF THE OBLIGATIONS MAY BE EXTENDED BY THE MUTUAL CONSENT OF THE PARTIES WITHOUT RELEASING OR OTHERWISE AFFECTING THEIR LIABILITY ON THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS, OR ANY LIEN, SECURITY INTEREST OR MORTGAGE SECURING THE OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENTS.
14.            Legal Fees and Expenses.  Both Borrower and Lender shall be solely responsible for their own legal, professional and out-of-pocket fees and expenses incurred or charged in connection with the Financing Documents.

15.            Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.  This Agreement and the other Financing Documents shall be construed in accordance with, and governed in all respects by, the laws of the State of California, without regard to its conflicts of laws rules, except with respect to the laws that apply to the perfection and enforcement of the security interests in the Collateral, in which case the laws of the states in which the Collateral is located shall govern.  Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Superior Court of the State of California sitting in San Diego, California and of the United States District Court of the Southern District of California, and any California appellate court from any thereof, in any action or proceeding arising out of or relating to any Financing Document, or for recognition or enforcement of any judgment relating thereto or arising therefrom, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be exclusively heard and determined in such California State court or, to the extent permitted by applicable law, in such California federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Nothing in this Agreement or any other Financing Document or otherwise shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against Borrower or its properties in the courts of any jurisdiction.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of any purported inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Financing Document, in the manner provided for notices (other than telecopy or email) herein.  Nothing in this Agreement or any other Financing Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
16.            Mediation; Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS Endispute, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS Endispute, or its successor, for final and binding arbitration.
17.            Payments to Lender.  Unless Lender notifies Borrower that a different method of payment is desired, all payments of any amounts owed to Lender shall be paid by wire transfer to the bank account identified by Lender.
18.            Funding.  The funding of the Financing Amount to Borrower (net of applicable costs and expenses, if elected by Lender) shall be made by wire transfer to the  account identified by the Borrower

19.            Notices.  Unless otherwise specifically provided herein, any approval, disapproval, demand, document or other notice or communication ("Notice") required or permitted to be given hereunder shall be in writing and may be served (a) personally, or (b) by commercial delivery or private courier service, or (c) by Federal Express or other national overnight delivery service, or (d) by registered or certified mail (return receipt requested, postage prepaid), or (e) by telecopy or facsimile transmission, to the respective addresses and numbers specified below (or such other address for Notice as any Party may provide to the other Party from time to time pursuant to a validly delivered Notice hereunder), which Notice shall be effective (i) upon personal delivery, (ii) the next business day after delivery to Federal Express or other national overnight delivery service for next day delivery to the appropriate address, (iii) when received as indicated by the date on the return invoice or receipt showing delivery, or (iv) when sent by telecopy or facsimile, with written proof of either transmittal to and receipt by the other party or the failure of such transmission to the number designated by such party in this Section being established mechanically by the sender at the time of transmittal or attempted transmittal.  Any delivery by facsimile in which all attempted facsimile transmissions failed shall be followed on the next business day by one of the other methods of notice set forth in this Section.  Notice of change of any address or fax numbers shall be given by written notice in the manner detailed in this Section or by email at the addresses set forth in this Section.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to constitute receipt of the Notice.  All Notices to Lender shall be copied via email to Lender at the address specified below. The parties' addresses for Notices are as follows:

IF TO LENDER:

IF TO BORROWER:	Fresh Healthy Vending International, Inc. 9605 Scranton Road, Suite 801 San Diego, California 92121 Attention: Nick Yates Email:nick@freshvending.com with a copy not constituting notice to:
Law Offices of Aaron A. Grunfeld
11111 Santa Monica Boulevard, Suite 1840
Los Angeles, California 90025
Email: agrunfeld@grunfeldlaw.com

20.            Miscellaneous.  This Agreement and the Financing Documents constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and therein and supersede all prior or contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.  This Agreement may not be amended or modified in any way except in a writing signed by each of the parties hereto.  Borrower may not assign its obligations under this Agreement without the prior written consent of Lender, which may be granted, conditioned or withheld in Lender's sole discretion. Subject to the written consent of Borrower,  Lender may pledge, assign or transfer rights under this Agreement or under any Note issued pursuant hereto, subject only to delivering a Notice of such fact to Borrower as provided in Section 19.  From and after any such assignment, all references to "Lender" herein" shall mean and include any such assignee to the extent of the rights so assigned.  All provisions herein shall be construed in all cases as a whole according to their fair meaning, neither strictly for nor against either Borrower or Lender and without regard for the identity of the party preparing the same.  Borrower agrees to cooperate in good faith with Lender and its agents and representatives in all aspects of accomplishing the intent of this Agreement, including but not limited to signing additional documents and taking other actions as may be reasonably necessary or proper for such purpose.  No agency, partnership, joint venture or other relationship is intended hereby, and no Party shall be deemed the agent, servant, employee, partner or joint venturer of ant other Party.  Borrower and Lender shall not, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer.  Any date that falls on a legal holiday or weekend shall not be extended until the next business day.  Without limiting Lender's rights or remedies provided herein or available at law or in equity, the term of this Agreement shall extend until all Obligations are paid in full and Borrower performs all obligations that are required under this Agreement.
21.            Counterparts. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by electronic transmission.
22.            Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BORROWER:	Lender:

FRESH HEALTHY VENDING INTERNATIONAL, INC.	CORONADO DEVELOPMENT LLC

By: /s/Alex Kennedy	By: /s/Mark Trotter
Alex Kennedy, Chief Executive Officer	Mark Trotter, Member

EXHIBIT A

Form of Secured Promissory Note

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY APPROVED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SECURED PROMISSORY NOTE
September 23, 2014

$150,000.00

FOR VALUE RECEIVED, Fresh Healthy Vending International, Inc., a Nevada corporation (the "Company"), hereby promises to pay to the order of Coronado Development LLC, having an address at 4089 Porte De Palmas, #118, San Diego, CA 92122, or its successors or assigns (the "Holder"), the principal amount of One Hundred Fifty Thousand and 00/100 United States Dollars (US$150,000.00) on or prior to the two year anniversary of the date hereof (the "Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum (the "Applicable Rate") commencing as of the date the proceeds hereunder are funded to the Company (the "Funding Date"), in accordance with the terms hereof. The Company at its discretion may extend the Maturity Date for an additional 12 months from the date of the Note by providing Holder with a notice no later than 45 days before the Maturity Date with the extended maturity date becoming new Maturity date (the "Extended  Maturity Date"). If Company chooses to extend the due date then the interest payable commencing from original Maturity Date and ending on the Extended Maturity Date shall be 12% per annum. The Extended Maturity Date period shall be governed by the same terms and conditions contained in this Agreement and any of the Notes as unchanged, in force and fully applicable. This Secured Promissory Note (this note, and all modifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, hereinafter referred to as the "Note") shall be payable in accordance with the terms set forth below.  This Note is one of the "Notes" referenced in that certain Financing and Security Agreement executed on the date hereof by and between the Company and the Holder (the "Security Agreement").  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement.

1.	Payments of Principal and Interest.
(a)            Payment of Principal. The principal amount of this Note shall be paid to the Holder on or prior to the Maturity Date.
(b)            Payment of Interest. Interest on the unpaid principal balance of this Note shall accrue at the Applicable Rate commencing on the Funding Date. Interest shall be computed on the basis of a 365-day year and paid for the actual number of days elapsed. Accrued and unpaid interest under this Note shall be paid in full on the Maturity Date.
(c)            General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of California are authorized or required by law or executive order to remain closed.
(d)            Prepayment.  At any time prior to the Maturity Date, the Company may pre-pay this Note in full or in part without penalty upon receiving the written consent of the Holder.  Upon prepayment of this Note in full, the Holder shall have no further rights under this Note (except for such rights that may specifically survive the payment of the Note), including no rights of conversion.
(e)            Conversion of Principal by Holder. On or prior to the Maturity Date or Extended Maturity Date, Holder may at his  discretion, by providing a written notice (the "Conversion Notice") to Holder, may convert outstanding principal under any of the Notes issued pursuant to this Agreement into the shares of the common stock of Company in full or in part at a conversion price that is 85% of the average closing prices for 15 trading days prior to the Conversion Notice date, but in any event at a conversion price which shall be not less than $1.28 per share.
(f)            Conversion of Principal by Company. On the Maturity Date or Extended Maturity Date, Company at its discretion can elect to have or cause to be converted up to one-half of outstanding principal of any of the Notes issued pursuant to the Security Agreement,  into shares of common stock of Company at a conversion price that is 85% of average closing prices per share for 15 trading days prior to the Due Date or Extended Due Date, whichever may be applicable.
2.            Voting Rights. The Holder shall have no voting rights under this Note, except as required by applicable law, including, but not limited to, the Nevada Corporations Law.

3.            Defaults and Remedies.
(a)            Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:
(1)            Nonpayment of Obligations. Any amount due and owing on the Note, whether by its terms or as otherwise provided herein, is not paid on the date such amount is due.
(2)            Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Note, which failure to perform or default in performance continues for a period of fifteen (15) days after the Company receives notice or knowledge from any source of such failure to perform or default in performance (provided that if the failure to perform or default in performance is not capable of being cured, in Holder's sole discretion, then the cure period set forth herein shall not be applicable and the failure or default shall be an immediate Event of Default hereunder).
(3)            Default under Loan Documents. Any failure to perform or default in the performance by the Company that continues after applicable grace and cure periods under any covenant, condition or agreement contained in the Security Agreement or any other agreement with Holder, all of which covenants, conditions and agreements are hereby incorporated in this Agreement by express reference.
(4)            Assignment for Creditors. The Company makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of the Company is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against the Company, the Company by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.
(5)            Bankruptcy. Any proceeding involving the Company is commenced by or against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against the Company: (i) the Company, by any action or failure to act, indicates its approval of, consent to or acquiescence therein; or (ii) an order shall be entered approving the petition in such Proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within seventy-five (75) days after the entry thereof.

(b)            Remedies.  Upon the occurrence and during the continuance of an Event of Default, Holder shall have all rights, powers and remedies set forth in this Note and the Security Agreement, in any written agreement or instrument (other than this Agreement or the Security Documents) relating to any of the obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Holder may, at its option and without further notice, demand or presentment for payment to the Company or others, may declare the then outstanding principal balance of this Note, together with all other sums due under the Note, immediately due and payable, together with all accrued and unpaid interest thereon and thereafter all such sums shall bear interest at the Default Rate, together with all reasonable attorneys' fees, paralegals' fees and costs and expenses incurred by the Holder in collecting or enforcing payment thereof (whether such reasonable fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and all other sums due by the Company hereunder, all without any relief whatsoever from any valuation or appraisement laws and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Note. No Event of Default shall be waived by Holder, except and unless such waiver is in writing and signed by Holder. No failure or delay on the part of Holder in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Holder to exercise any remedy available to Holder in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Company agrees that in the event that the Company fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement, and the Security Agreement, or any other agreements with Holder, no remedy of law will provide adequate relief to Holder, and further agrees that Holder shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
6.            Security for the Note.  To secure the payment and performance by the Company of the obligations hereunder, the Company grants, under and pursuant to the Security Agreement executed by the Company dated as of the date hereof, to Holder, its successors and assigns, a continuing, first-priority security interest in, and does hereby assign, transfer, mortgage, convey, pledge, hypothecate and set over to Holder, its successors and assigns, all of the right, title and interest of the Company in and to the Collateral (as defined in the Security Agreement), hereafter acquired, and all proceeds (including, without limitation, all insurance proceeds) and products of any of the Collateral. At any time upon Holder's request, the Company shall execute and deliver to Holder any other documents, instruments or certificates requested by Holder for the purpose of properly documenting and perfecting the security interests of Holder in and to the Collateral granted hereunder, including any additional security agreements, mortgages, control agreements, and financing statements.
7.            Lost or Stolen Note. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and customary for similar circumstances in commercial borrower circumstances, and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

8.            Cancellation. After all principal, accrued interest and all other sums at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.
9.            Governing Law; Arbitration. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of California, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the County of San Diego of the State of California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, provided, however, nothing contained herein shall limit the Holder's ability to bring suit or enforce this Note in any other jurisdiction. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Notwithstanding anything of the foregoing, the parties agree that any and all disputes, claims or controversies arising out of or relating to this Note shall be submitted to JAMS Endispute, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS Endispute, or its successor, for final and binding arbitration.
10.            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies of the Holder as provided herein shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.
11.            Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.
12.            Failure or Indulgence Not Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.
13.            Notice.  Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

14.            Usury Savings Clause.  In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder of this Note may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance.  It is the intention of the parties that the Company does not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest that may be charged under applicable law.
15.            Binding Effect.  This Note shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of Holder and the successors and assigns of Holder.
16.            Severability.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note.  The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.
17.            Participations.  Holder may from time to time sell or assign, in whole or in part, or grant participations in this Note and/or the obligations evidenced hereby, subject, however, to first obtaining the Company's written consent.  The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder's interest or participation); and (b) deemed to hold and may exercise the rights of setoff or banker's lien with respect to any and all obligations of such holder to the Company (to the extent of such holder's interest or participation), in each case as fully as though the Company was directly indebted to such holder.
18.            Amendments.  The provisions of this Note may be changed only by a written agreement executed by the Company and Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the date set forth above.

FRESH HEALTHY VENDING INTERNATIONAL, INC.

By: /s/Alex Kennedy
Name: Alex Kennedy
Title: CEO

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